CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (File No. 333-39247) of our reports dated September 12, 1997, on our audits of the combined statement of revenues and certain operating expenses of the Associated Capital Properties Portfolio for the year ended December 31, 1996, and the combined statement of revenues and certain operating expenses of the 1997 Pending Acquisitions for the year ended December 31, 1996, which reports are included in the Form 8-K of Highwoods Properties, Inc. dated August 27, 1997 (as amended on September 23,
1997) and October 1, 1997. We also consent to the reference to our firm under the caption "Experts."

/s/ PRICEWATERHOUSECOOPERS LLP


Memphis, Tennessee
October 9, 1998